Exhibit 99.1

Greenbacker Renewable Energy Company Expands Solar Presence in Vermont

New York, NY – Greenbacker Renewable Energy Company (“Greenbacker”) announced today that it has purchased the rights to construct two additional ground mount solar systems located on leased property in Proctor and Hartford, Vermont. Electricity produced by these sites will be sold under long term contracts with two Vermont municipal entities. The Proctor facility was developed and is being constructed by Green Lantern Capital while the Hartford Landfill facility was developed and is being constructed by groSolar; two leading players in the Vermont solar marketplace.

With the addition of these systems, Greenbacker’s Green Maple portfolio will own and operate seven solar systems in Vermont. In total, these systems comprise 5,469 kW of generating capacity which is expected to produce enough electricity to power approximately 902 homes for one year of typical use.

In addition, on October 6, 2015, four indirect, wholly owned subsidiaries of the company each entered into loan agreements with the Vermont Economic Development Authority (“VEDA”) to borrow a total of $3,152,200 collateralized by solar assets, for a period of twelve years at a variable interest rate.

“Vermont continues to be one of the most forward looking states in renewable energy policies with solar power” stated Charles Wheeler, CEO of Greenbacker. “We are excited to own these assets, and finance the company’s ownership in many of these solar facilities through VEDA, which offered an innovative, low-interest loan program to fit the unique needs of our business.”

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company is a publicly registered, non-traded limited liability company that expects to acquire a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company

917-309 -1234